Exhibit 99.1 Press Release dated October 18, 2012

Citizens First Corporation Announces Third Quarter 2012 Results

NEWS For Immediate Release
Contact: Todd Kanipe, CEO tkanipe@citizensfirstbank.com Steve Marcum, CFO smarcum@citizensfirstbank.com Citizens First Corporation 1065 Ashley Street, Suite 150 Bowling Green, KY 42103 270.393.0700

BOWLING GREEN, KY, October 18, 2012 – Citizens First Corporation (NASDAQ: CZFC) today reported results for the third quarter ending September 30, 2012, which include the following:

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For the quarter ended September 30, 2012, the Company reported net income of $941,000, or $.35 per diluted common share.  This represents an increase of $215,000, or $.11 per share, from the linked quarter ended June 30, 2012.  Compared to the quarter ended September 30, 2011, net income increased $171,000 or $.09 per share.  Provision for loan losses was $300,000 for the third quarter of 2012 compared to $450,000 for the linked quarter ended June 30, 2012 and $300,000 for the quarter ended September 30, 2011. Todd Kanipe, President & CEO of Citizens First commented, “Our earnings improved this quarter due to reduced provision expense and expanding our margin.  In addition, we did not renew some higher cost deposits. As a result, our year-to-date net interest margin increased to 4.18%.”

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For the nine months ended September 30, 2012, net income grew to $2.5 million, or $.88 per diluted common share.  This represents an increase of $262,000, or $0.16 per share, from the net income of $2.2 million in the previous year.

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The Company’s net interest margin was 4.31% for the quarter ended September 30, 2012 compared to 4.06% for the quarter ended June 30, 2012 and 4.11% for the quarter ended September 30, 2011, an increase of 25 basis points for the linked quarter and an increase of 20 basis points from the prior year.  The Company’s net interest margin increased from the previous quarter primarily due to an increase in loan income for the quarter.  Net interest margin for the year was 4.18% compared to 4.07% in the previous year.

Third Quarter 2012 Compared to Second Quarter 2012

Net interest income for the quarter ended September 30, 2012 increased $179,000, or 4.9%, compared to the previous quarter.  Net interest income increased due to an increase in loan income of $165,000, which is primarily attributable to accretion income derived from a loan purchased at a discount during the quarter.

Non-interest income for the three months ended September 30, 2012 decreased $48,000, or 6.1%, compared to the previous quarter, primarily due to a decrease in security gains of $55,000.

Non-interest expense for the three months ended September 30, 2012 decreased $53,000, or 1.7%, compared to the previous quarter, primarily due to a decrease in other expenses of $55,000.  Other real estate expenses decreased $100,000 due to a reduction in the amount of other real estate owned.

A $300,000 provision for loan losses was recorded for the third quarter of 2012, compared to a $450,000 provision in the previous quarter.  The provision expense was lower in the third quarter of 2012 as a result of a decrease in net charge-offs in the current quarter.  Net charge-offs were $231,000 for the third quarter of 2012 compared to $479,000 in the second quarter of 2012.

Third Quarter 2012 Compared to Third Quarter 2011

Net interest income for the quarter ended September 30, 2012 increased $553,000, or 16.7%, compared to the previous year.  The increase in net interest income was impacted by a reduction in interest expense of $185,000 combined with an increase in interest income of $368,000. The increase in interest income was fueled by the growth in average loans for the third quarter of 2012 compared to the third quarter of 2011.

Non-interest income for the three months ended September 30, 2012 decreased $7,000, or 0.9%, compared to the three months ended September 30, 2011, primarily due to a decrease in security gains of $13,000 from the prior year.

Non-interest expense for the three months ended September 30, 2012 increased $272,000, or 10.0%, compared to the three months ended September 30, 2011, primarily due to an increase in personnel expenses totaling $167,000 and other expenses totaling $80,000.

A $300,000 provision for loan losses was recorded for the third quarter of 2012, unchanged from the third quarter of 2011.  Net charge-offs were $231,000 for the third quarter of 2012 compared to net charge-offs of $583,000 in the third quarter of 2011.

Balance Sheet

Total assets at September 30, 2012 were $394.3 million, a decrease of $9.5 million from $403.8 million at December 31, 2011.  Loans increased $11.4 million, or 3.9%, from $294.4 million at December 31, 2011 to $305.8 million at September 30, 2012.  Deposits at September 30, 2012 were $315.8 million, a decrease of $16.9 million, or 5.1%, compared to $332.7 million at December 31, 2011.

Non-performing assets totaled $7.6 million at September 30, 2012 compared to $4.9 million at December 31, 2011, an increase of $2.7 million.  A commercial real estate loan with a current balance of $3.8 million was placed on nonaccrual status during the second quarter of 2012.

The allowance for loan losses at September 30, 2012 was $6.0 million, or 1.95% of total loans, compared to $5.9 million, or 1.99% of total loans as of December 31, 2011.  Net charge-offs for the year to date totaled $1.0 million compared to $894,000 in the previous year.

A summary of nonperforming assets is presented below:

(In thousands)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Nonaccrual loans	$5,911	$6,168	$2,476	$3,322	$2,277
Loans 90+ days past due/accruing	60	-	-	-	-
Restructured loans	1,388	1,549	1,534	942	-
Total nonperforming loans	7,359	7,717	4,010	4,264	2,277

Other real estate owned	258	214	608	637	812
Other foreclosed assets	-	-	-	-	-
Total nonperforming assets	$7,617	$7,931	$4,618	$4,901	$3,089

Ratio of total nonperforming assets to total assets	1.93%	2.00%	1.14%	1.21%	0.79%

At September 30, 2012, total shareholders’ equity was $41.1 million and total tangible shareholders’ equity was $35.9 million.  The Company’s tangible equity ratio was 9.23% as of September 30, 2012.  The Company and Citizens First Bank are categorized as “well capitalized” under regulatory guidelines.

About Citizens First Corporation

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company has branch offices located in Barren, Hart, Simpson and Warren Counties in Kentucky.

Forward-Looking Statements

Statements in this press release relating to Citizens First Corporation's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially.  Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, a continuation or worsening of the current disruption in credit and other markets, goodwill impairment, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, and the retention of key personnel.  Actions by the Department of the Treasury and federal and state bank regulators in response to changing economic conditions, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Income:

	Three Months Ended

	September 30	June 30	March 31	December 31	September 30
	2012	2012	2012	2011	2011
Interest income	$4,681	$4,565	$4,618	$4,533	$4,313
Interest expense	826	889	926	979	1,011
Net interest income	3,855	3,676	3,692	3,554	3,302

Provision for loan losses	300	450	370	1,200	300

Non-interest income:
Service charges on deposits	355	340	318	381	354
Other service charges and fees	138	143	120	121	118
Gain on sale of mortgage loans	64	64	90	100	90
Non-deposit brokerage fees	54	57	34	43	40
Lease income	68	68	68	68	68
BOLI income	66	66	66	69	69
Securities gains	0	55	-	141	13
Total	745	793	696	923	752

Non-interest expenses:
Salaries and benefits	1,406	1,414	1,409	1,355	1,239
Occupancyand equipment	489	479	459	455	464
Other	1,098	1,153	1,058	1,005	1,018
Total	2,993	3,046	2,926	2,815	2,721

Income before income taxes	1,307	973	1,092	462	1,033
Provision for income taxes	366	247	284	67	263
Net income	941	726	808	395	770

Preferred dividends and discount accretion	225	223	224	225	225
Net income available for common shareholders	$716	$503	$584	$170	$545
Basic earnings per common share	$0.36	$0.25	$0.30	$0.09	$0.27
Diluted earnings per common share	$0.35	$0.24	$0.29	$0.09	$0.26

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

	Nine Months Ended

	September 30	September 30
	2012	2011
Interest income	$13,864	$12,950
Interest expense	2,641	3,199
Net interest income	11,223	9,751

Provision for loan losses	1,120	825

Non-interest income:
Service charges on deposits	1,014	1,009
Other service charges and fees	400	351
Gain on sale of mortgage loans	219	215
Non-deposit brokerage fees	145	128
Lease income	203	193
BOLI income	198	204
Securities gains	55	74
Total	2,234	2,174

Non-interest expenses:
Salaries and benefits	4,229	3,746
Occupancy and equipment	1,427	1,402
Other	3,308	2,998
Total	8,964	8,146

Income before income taxes	3,373	2,954
Provision for income taxes	897	740
Net income	2,476	2,214

Preferred dividends and discount accretion	672	733
Net income available for common shareholders	$1,804	$1,481
Basic earnings per common share	$0.92	$0.75
Diluted earnings per common share	$0.88	$0.72

Return on average assets YTD	0.82%	0.82%
Return on average equity YTD	8.26%	7.83%
Net interest margin YTD	4.18%	4.07%

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Key Operating Statistics:

Three Months Ended

	September 30	June 30	March 31	December 31	September 30
	2012	2012	2012	2011	2011

Average assets	$397,657	$407,298	$402,950	$398,264	$358,477
Average loans	297,863	304,003	299,061	295,421	269,002
Average deposits	321,828	331,820	331,400	333,540	297,646
Average equity	40,776	39,962	39,431	39,075	38,339
Average common equity	26,618	25,816	25,296	24,951	24,669

Return on average assets	0.94%	0.72%	0.81%	0.39%	0.85%
Return on average equity	9.18%	7.31%	8.24%	4.01%	7.97%

Efficiency ratio	63.88%	66.93%	65.44%	61.61%	65.61%
Non-interest income to average assets	0.75%	0.78%	0.69%	0.92%	0.83%
Non-interest expenses to average assets	2.99%	3.01%	2.91%	2.80%	3.01%
Yield on average earning assets (tax equivalent)	5.21%	5.03%	5.20%	5.09%	5.34%
Cost of average interest bearing liabilities	1.04%	1.10%	1.15%	1.22%	1.42%
Net interest margin (tax equivalent)	4.31%	4.06%	4.17%	4.01%	4.11%
Number of FTE employees	103	100	101	100	90

Asset Quality Ratios:
Non-performing loans to total loans	2.41%	2.57%	1.32%	1.45%	0.81%
Non-performing assets to total assets	1.93%	2.00%	1.14%	1.21%	0.79%
Allowance for loan losses to total loans	1.95%	1.97%	1.95%	1.99%	1.76%
Net charge-offs to average loans, annualized	0.45%	0.52%	0.41%	0.42%	0.44%

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Condition:	As of	As of	As of
	September 30,	December 31,	December 31,
	2012	2011	2010
Cash and cash equivalents	$14,222	$30,549	$14,811
Available for sale securities	47,826	50,718	39,531
Loans held for sale	0	180	151
Loans	305,764	294,352	268,303
Allowance for loan losses	(5,968)	(5,865)	(5,001)
Premises and equipment, net	11,595	11,849	10,352
Bank owned life insurance (BOLI)	7,522	7,324	7,051
Federal Home Loan Bank Stock, at cost	2,025	2,025	2,025
Accrued interest receivable	1,807	1,858	1,940
Deferred income taxes	2,874	3,382	3,677
Intangible assets	5,179	5,443	3,604
Other real estate owned	259	637	1,368
Other assets	1,199	1,342	1,919
Total Assets	$394,304	$403,794	$349,731

Deposits:
Noninterest bearing	$ 39,330	$ 38,352	$ 36,250
Savings, NOW and money market	100,245	116,968	72,612
Time	176,211	177,411	179,878
Total deposits	$315,786	$332,731	$288,740
FHLB advances and other borrowings	30,000	25,000	15,712
Subordinated debentures	5,000	5,000	5,000
Other liabilities	2,408	2,191	1,970
Total Liabilities	353,194	364,922	311,422
6.5% Cumulative preferred stock	7,659	7,659	7,659
Series A preferred stock	6,507	6,471	8,586
Common stock	27,072	27,072	27,072
Retained (deficit)	(902)	(2,706)	(4,357)
Accumulated other comprehensive income (loss)	774	376	(651)
Total Stockholders’ Equity	41,110	38,872	38,309
Total Liabilities and Stockholders’ Equity	$394,304	$403,794	$349,731

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

	September 30, 2012	December 31, 2011	December 31, 2010
Capital Ratios:
Tier 1 leverage	10.23%	9.46%	10.98%
Tier 1 risk-based capital	12.93%	11.86%	13.31%
Total risk based capital	14.18%	13.11%	14.57%
Tangible equity ratio (1)	9.23%	8.39%	10.02%
Tangible common equity ratio (1)	5.59%	4.84%	5.33%
Book value per common share	$13.68	$12.57	$11.21
Tangible book value per common share (1)	$11.05	$9.80	$9.37
Shares outstanding (in thousands)	1,969	1,969	1,969
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(1)
The tangible equity ratio, tangible common equity ratio and tangible book value per common share, while not required by accounting principles generally accepted in the United States of America (GAAP), are considered critical metrics with which to analyze banks.  The ratio and per share amount have been included to facilitate a greater understanding of the Company’s capital structure and financial condition.  See the Regulation G Non-GAAP Reconciliation table for reconciliation of this ratio and per share amount to GAAP.

Regulation G Non-GAAP Reconciliation:	September 30, 2012	December 31, 2011	December 31, 2010

Total shareholders’ equity (a)	$41,110	$38,872	$38,309
Less:
Preferred stock	(14,166)	(14,130)	(16,245)
Common equity (b)	26,944	24,742	22,064
Goodwill	(4,097)	(4,097)	(2,575)
Intangible assets	(1,082)	(1,346)	(1,029)
Tangible common equity (c)	21,765	19,299	18,460
Add:
Preferred stock	14,166	14,130	16,245
Tangible equity (d)	$35,931	$33,429	$34,705

Total assets (e)	$394,304	$403,794	$349,890
Less:
Goodwill	(4,097)	(4,097)	(2,575)
Intangible assets	(1,082)	(1,346)	(1,029)
Tangible assets (f)	$389,125	$398,351	$346,286
Shares outstanding (in thousands) (g)	1,969	1,969	1,969

Book value per common share (b/g)	$13.68	$12.57	$11.21
Tangible book value per common share (c/g)	$11.05	$9.80	$9.37

Total shareholders’ equity to total assets ratio (a/e)	10.43%	9.63%	10.95%
Tangible equity ratio (d/f)	9.23%	8.39%	10.02%
Tangible common equity ratio (c/f)	5.59%	4.84%	5.33%

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